FREE WRITING PROSPECTUS Dated October 6, 2020	Filed Pursuant to Rule 433 Registration No. 333-231740 Registration No. 333-231740-01 Registration No. 333-231740-04

*Pricing Details* World Omni (WOLS) 2020-B $802mm+ Prime Auto Lease ABS

Joint Leads: MUFG (Str.), BofA, TD and Wells Fargo

Cls	Amt ($mm)	WAL (yrs)*	M/F**	P. Win	L. Fnl	Bench	Sprd	Yld%	Cpn%	$PRICE
A1	82.000	0.17	P-1/F1+	1-4	10/21	IntL	-1	0.16215	0.16215	100.00000
A2	323.000	1.14	Aaa/AAA	4-23	09/23	EDSF	+11	0.326	0.32	99.99341
A3	273.000	2.33	Aaa/AAA	23-30	02/24	IntS	+21	0.454	0.45	99.99172
A4	90.340	2.62	Aaa/AAA	30-32	02/26	IntS	+27	0.523	0.52	99.99367
B	34.000	2.70	Aa2/AA	32-33	02/26	IntS	+45	0.705	0.70	99.98941

* Pricing Speed: 75% PPC to maturity

** Expected Ratings

- Transaction Details -

Expected Pricing	:	PRICED
Expected Settle	:	October 14, 2020
First Payment	:	November 16, 2020
Ticker	:	WOLS 2020-B
Registration	:	SEC Reg
Expected Ratings	:	Moody's/Fitch
Min Denominations	:	$1k x $1k
ERISA Eligible	:	Yes
Risk Retention	:	US RR - Yes, EU RR - Yes
B&D	:	MUFG

- Attachments/Materials -
Prelim Prospectus, FWP and CDI File (attached)
Intex Deal Name:   mitwols_2020-b Passcode:   749U

Investor Roadshow Presentation
URL:   https://dealroadshow.com
Entry Code (Case Sensitive):   WOLS20B
Direct Link:   https://dealroadshow.com/e/WOLS20B

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (212) 405-7000. The securities may not be suitable for all investors. MUFG Securities Americas Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.